Exhibit (e)

AMENDED & RESTATED DISTRIBUTION AGREEMENT

FOR

THE ALGER ETF TRUST

February 11, 2021

This Amended and Restated Distribution Agreement (the “Agreement”) is made as of February 11, 2021, by and between The Alger ETF Trust (the “Trust”), an unincorporated business trust organized under the laws of the Commonwealth of Massachusetts, on behalf of each of its series separately and not jointly (each a “Fund” and, collectively, the “Funds”), and Fred Alger & Company, LLC (the “Distributor”), a Delaware limited liability company.

WHEREAS, the Trust is a registered open-end management investment company under the Investment Company Act of 1940, as amended (“1940 Act”), organized as a series trust offering the Funds listed on Exhibit A, having filed with the Securities and Exchange Commission (the “SEC”) a Registration Statement (as defined below) on Form N-1A under the Securities Act of 1933, as amended (the “1933 Act”), and the 1940 Act;

WHEREAS, the Trust creates and redeems shares of beneficial interest (the “Shares”) of each Fund on a continuous basis at their net asset value (“NAV”) only in aggregations constituting a Creation Unit, as such term is defined in the Registration Statement;

WHEREAS, the Shares of each Fund are or will be listed on one or more national securities exchanges (collectively, the “Listing Exchanges”);

WHEREAS, the Trust desires to retain the Distributor to act as the distributor with respect to the issuance and distribution of Creation Units aggregations of Shares of each Fund, hold itself available to receive and process orders with Authorized Participants (as defined below) for such Shares in the manner set forth in the Trust’s Prospectus and Participant Agreements (as defined below), and to enter into arrangements with broker-dealers who may solicit purchases of Shares and with broker-dealers and others to provide for servicing of shareholder accounts and for distribution assistance, including broker-dealer and shareholder support;

WHEREAS, the Distributor is a registered broker-dealer under the Securities Exchange Act of 1934, as amended (the “1934 Act”) and a member of the Financial Industry Regulatory Authority (“FINRA”); and

WHEREAS, the Distributor desires to provide the services described herein to the Trust.

NOW THEREFORE, in consideration of the mutual promises and undertakings herein contained, the parties agree as follows:

1.	Appointment

1.1        The Trust hereby appoints the Distributor as the exclusive distributor for Creation Units aggregation of Shares of the Funds listed in Exhibit A, as may be amended by the Trust from time to time on written notice to the Distributor, on the terms and for the period set forth in this Agreement and subject to the registration requirements of the federal securities laws and of the laws governing the sale of securities in the various states, and the Distributor hereby accepts such appointment and agrees to act in such capacity hereunder.

2.	Solicitation of Sales and Other Services

2.1        Solicitation of Sales. The Trust grants to the Distributor the right to sell Creation Units aggregation of Shares of each Fund authorized for issue at a price based on the applicable NAV, in accordance with the Prospectus of the applicable Fund, as agent and on behalf of the Trust, during the term of this Agreement and subject to the registration requirements of the 1933 Act, the rules and regulations of the SEC. The Distributor agrees to hold itself available to receive and process orders for such Shares in the manner described in the Prospectus or as otherwise agreed between the Trust and the Distributor from time to time. The Distributor agrees to use its best efforts to perform the services contemplated in this Agreement on a continuous basis.

2.2        Transmission of Orders, Maintenance of Records. The Distributor will transmit promptly any orders received by the Distributor for the purchase or redemption of Shares in Creation Units to the transfer agent of the Trust (the “Transfer Agent”) and maintain records of both orders placed with the Distributor and confirmation of acceptance furnished by the Distributor. In addition, the Distributor will maintain a record of the instructions given to the applicable Fund to implement the delivery of its Shares.

2.3        Other Services. Without limiting the foregoing, the Distributor will perform the additional services set forth herein.

3.	Definitions

Wherever they are used herein, the following terms have the following respective meanings:

3.1        “Prospectus” means, with respect to each Fund, the Prospectus and Statement of Additional Information constituting parts of the Registration Statement of the Trust under the 1933 Act and the 1940 Act as such Prospectus and Statement of Additional Information may be amended or supplemented and filed with the SEC from time to time;

3.2        “Registration Statement” means the registration statement (including the Prospectus) most recently filed from time to time by the Trust with the SEC and effective under the 1933 Act and the 1940 Act, as such registration statement is amended by any amendments thereto at the time in effect;

3.3        All capitalized terms used but not defined in this Agreement shall have the meanings ascribed to such terms in the Registration Statement.

4.	Duties of the Distributor

4.1        The Distributor agrees to act as agent of the Trust in connection with the receipt and processing of all orders for purchases and redemptions of Creation Unit aggregations of Shares of each Fund from DTC participants or participants in the Continuous Net Settlement System (“CNSS”) of the National Securities Clearing Corporation (the “NSCC Participants”) that have executed a Participant Agreement (defined below) with the Distributor (the “Authorized Participants”), as accepted by the Transfer Agent, and to transmit such orders to the Trust’s custodian (the “Custodian”) and Transfer Agent in accordance with the Registration Statement; provided, however, that nothing herein shall affect or limit the right and ability of the Custodian to accept Deposit Securities and related Cash Components through or outside the CNSS clearing processes of National Securities Clearing Corporation, and as provided in and in accordance with the Registration Statement. The Trust acknowledges that the Distributor shall not be obligated to accept any certain number of orders for Creation Unit aggregation of Shares and nothing herein contained shall prevent the Distributor from entering into like distribution arrangements with other investment companies so long as such arrangements do not diminish the Distributor’s ability to perform the services hereunder.

4.2        The Distributor agrees to act as agent of the Trust with respect to the continuous distribution of Creation Unit aggregation of Shares of each Fund as set forth in the Registration Statement and in accordance with the provisions thereof. The Distributor further agrees as follows: (i) at the request of the Trust and subject to review by the Trust prior to execution, the Distributor shall negotiate, enter into and execute Participant Agreements between Authorized Participants and the Distributor, subject to acceptance by the Transfer Agent, for the purchase of such Creation Units of the Funds, in accordance with the Registration Statement (“Participant Agreement”); (ii) the Distributor shall generate, transmit and maintain copies of confirmations of Creation Unit purchase and redemption order acceptances of Shares to the purchaser or redeemer (such confirmations will indicate the time such orders were accepted and will be made available to the Trust promptly upon request); (iii) the Distributor shall deliver copies of the Prospectus, included in the Registration Statement, to purchasers of such Creation Units and, upon request, the Statement of Additional Information and proxy voting policies; and (iv) the Distributor shall maintain telephonic, facsimile and/or access to direct computer communications links with the Transfer Agent as designated by the Trust.

4.3        The Distributor agrees to: (i) provide an Authorized Participant contact list and consultation with respect thereto; and (ii) use all reasonable efforts to secure purchasers of Creation Units through Authorized Participants in accordance with the procedures set forth in the Prospectus and the Participant Agreement.

4.4        All activities by the Distributor and its agents and employees that are primarily intended to result in the sale of Creation Unit aggregation of Shares shall comply with the Registration Statement, the instructions of the Fund’s investment adviser, Fred Alger Management, LLC (the “Adviser”), and the Board of Trustees of the Trust (the “Board” or “Board of Trustees”), the Trust Agreement, any current and future exemptive orders received by the Trust from the SEC or other regulatory body, and all applicable laws, rules and regulations including, without limitation, all rules and regulations made or adopted pursuant to the 1940 Act by the SEC or any securities association registered under the 1934 Act, including FINRA and the Listing Exchanges.

4.5        Except as otherwise noted in the Registration Statement, the offering price for all Creation Units will be the aggregate NAV of the Shares per Creation Unit of the relevant Fund, as determined in the manner described in the Registration Statement.

4.6        If and whenever the determination of NAV is suspended and until such suspension is terminated, no further orders for Creation Unit aggregation of Shares will be processed by the Distributor except such unconditional orders as may have been placed with the Distributor before it had knowledge of the suspension. In addition, the Trust reserves the right, with approval from the Board, to suspend sales and Distributor’s authority to process orders for Creation Units on behalf of the Trust, upon due notice to the Distributor, if, in the judgment of the Trust, it is in the best interests of the Trust to do so. Suspension will continue for such period as may be determined by the Trust.

4.7        The Distributor is not authorized by the Trust to give any information or to make any representations other than those contained in the Registration Statement or contained in shareholder reports or other material that may be prepared by or on behalf of the Trust for the Distributor’s use. The Distributor shall be entitled to rely on information provided to it by the Trust and its respective service providers, including the Adviser, reasonably believed by it to be genuine and to have been properly issued by or on behalf of the Trust and shall not be liable or responsible for the errors and omissions of such service providers, provided that the foregoing shall not be construed to protect the Distributor against any liability to the Trust or the Trust’s shareholders to which the Distributor would otherwise be subject by reason of willful misfeasance, bad faith or negligence in the performance of its duties, by reason of its reckless disregard of its obligations and duties under this Agreement or otherwise not acting in accordance with the standards set forth herein.

4.8        The Distributor shall ensure that all direct requests for Prospectuses, Statements of Additional Information, product descriptions, periodic fund reports and proxy voting policies, as applicable, are fulfilled. In addition, the Distributor shall provide the Listing Exchanges with copies of Prospectuses and Statements of Additional Information and product descriptions to be provided to purchasers in the secondary market. The Distributor will make it known in the brokerage community that Prospectuses and Statements of Additional Information and product descriptions are available, including by (i) advising the Listing Exchanges on behalf of its member firms of the same, (ii) making such disclosure in all marketing and advertising materials prepared and/or filed by the Distributor with FINRA, and (iii) as may otherwise be required by the SEC. The Distributor agrees to bear all costs associated with printing Prospectuses, Statements of Additional Information, marketing and advertising materials, and all other such materials provided by the Trust and its respective service providers.

4.9        The Distributor agrees to make available, at the Trust’s request, one or more members of its staff (including senior staff members) to attend meetings of the Board of Trustees in order to provide information with regard to the ongoing distribution process and for such other purposes as may be requested by the Board including, without limitation, annual Section 15(c) responses, a quarterly Distributor update report and such other reporting materials as may be requested by the Board or the Adviser for periodic review.

4.10        The Distributor shall: review and approve as principal all marketing and advertising materials for compliance with applicable laws and conditions of any applicable exemptive order, and file such materials with FINRA as required by the 1933 Act and 1940 Act, and the rules promulgated thereunder, or other applicable rules or regulation, or as otherwise reasonably requested by the Trust or Adviser. The parties anticipate that the uploading of marketing and advertising materials by Adviser, the review, comment and sign-off by Distributor, posting of FINRA comment and response letters and all other activities associated with the foregoing will generally occur through FINRA’s web portal (the “Web Portal”). All such marketing and advertising materials must be approved, in writing or via the Web Portal, by the Adviser and Distributor prior to use. In addition, the Distributor agrees that it shall use its best efforts to obtain from the Adviser, and the Trust agrees to use its reasonable best efforts to cause the Adviser to provide to the Distributor, all marketing and advertising materials, including FINRA comment and response letters, in electronic format, and make such materials available via the Web Portal as soon as reasonably practicable after the effective date.

4.11        The Distributor shall not offer any Shares and shall not accept any orders for the purchase or redemption of Creation Unit aggregation of Shares hereunder if and so long as the effectiveness of the Registration Statement then in effect or any necessary amendments thereto shall be suspended under any of the provisions of the 1933 Act or if and so long as a current prospectus as required by Section 10 of the 1933 Act is not on file with the SEC; provided, however, that nothing contained in this paragraph shall in any way restrict or have any application to or bearing upon the Trust’s obligation to redeem any Creation Units from any Authorized Participants in accordance with provisions of the Prospectus or Registration Statement.

4.12        The Distributor shall operate a call center on behalf of the Trust and provide personnel at its offices that are acceptable to the Trust to respond to telephone inquiries from Trust shareholders and prospective shareholders during such times as mutually agreed, which shall be no less than standard business hours on the East coast. The Distributor shall keep records of shareholder telephone calls and correspondence and replies thereto, and of the lapse of time between receipt of such substantive telephone calls and correspondence and the making of replies.

4.13        The Distributor agrees to maintain, and preserve for the periods prescribed by Rule 31a-2 under the 1940 Act, such records as are required to be maintained by Rule 31a-1(d) under the 1940 Act unless any such records are earlier surrendered as provided below. The Distributor agrees that all records which it maintains for the Trust shall at all times remain the property of the Trust, shall be readily accessible during normal business hours, and shall be promptly surrendered upon the termination of the Agreement or otherwise on written request by the Trust or Adviser; provided that Distributor may retain all records or, if permissible, copies of all records that it is required to maintain as a broker-dealer pursuant to applicable FINRA and SEC rules and regulations. Records may be surrendered in either written or machine-readable form, at the option of the Trust or Adviser. Upon the reasonable request of the Trust or Adviser, copies of any such books and records shall be provided by the Distributor to the requesting party. The Distributor shall assist the Trust and its agents or, upon approval of the Board, any regulatory or self-regulatory body, in any requested review of the Trust’s books and records, and reports by the Distributor, its independent accountants or other independent reviewer concerning its exchange-traded products order processing system and such books, records, reports and system will be open to such entities for audit or inspection upon reasonable request.

4.14        The Distributor agrees to maintain compliance policies and procedures (a “Compliance Program”) that are reasonably designed to prevent violations of the Federal Securities Laws (as defined in Rule 38a-1 under the 1940 Act) with respect to the Distributor’s services under this Agreement, and to provide any and all information with respect to the Compliance Program, including without limitation, information and certifications with respect to material violations of the Compliance Program and any material deficiencies or changes therein, as may be reasonably requested by the Trust’s Chief Compliance Officer (“CCO”) or Board of Trustees.

4.15        The Distributor shall take reasonable steps to minimize service interruptions in the event of equipment failure, work stoppage, governmental action, communication disruption or other impossibility of performance beyond the Distributor’s control. The Distributor shall enter into and shall maintain in effect at all times during the term of this Agreement a business continuity plan, including internal systems or arrangements with appropriate parties making reasonable provision for (i) periodic back-up of the computer files and data with respect to the Trust; (ii) emergency use of electronic data processing equipment to provide services under this Agreement; and (iii) extended remote working circumstances. Upon reasonable request, the Distributor shall discuss with the Trust, the Trust’s CCO, or the Board any business continuity/disaster recovery plan of the Distributor and/or provide presentations regarding such plan.

4.16        The Distributor shall at all times act in good faith and without willful misfeasance, gross negligence or bad faith and agrees to exercise the care and expertise of a leading provider of distribution services in carrying out the provisions of this Agreement and use all reasonable efforts (or such higher standard set forth herein) in performing the services under this Agreement.

4.17        The Distributor shall be deemed to be an independent contractor and shall, unless otherwise expressly provided herein or authorized by the Trust from time to time, have no authority to act or represent the Trust in any way or otherwise be deemed an agent of the Trust.

4.18        Functions or duties normally scheduled to be performed on any day which is not a Fund business day shall be performed on, and as of, the next business day, unless otherwise required by law.

5.	Compensation

The Distributor shall be entitled to no compensation or reimbursement of expenses from the Trust for the services provided by the Distributor pursuant to this Agreement so long as the Adviser or one of its affiliates is acting as investment adviser to the Trust and the Distributor is receiving compensation from the Adviser or its affiliate related to its services hereunder or for additional services as may be agreed to between the Adviser and the Distributor. To the extent that the Trust has provided notice to, or received notice from, the Adviser whereby the Adviser will no longer be acting as investment adviser for the Trust, the Trust shall promptly notify the Distributor and the Trust agrees to pay for the services hereunder, at the rates agreed to by the

Trust and the Distributor, effective starting with the date of the Adviser’s termination. Notwithstanding anything in this Agreement to the contrary, the Distributor and its affiliates may receive compensation or reimbursement from the Trust or the Adviser or its affiliates with respect to any services not included under this Agreement, as may be agreed upon by the parties from time to time.

6.	Duties of the Trust

6.1        The Trust agrees to issue Creation Unit aggregations of Shares of each Fund and to request DTC to record on its books the ownership of the Shares constituting such Creation Units in accordance with the book-entry system procedures described in the Prospectus in such amounts as the Distributor has requested in writing or other means of data transmission, as promptly as practicable after receipt by the Trust of the requisite Deposit Securities and Cash Component (together with any fees) and acceptance of such order, upon the terms described in the Registration Statement. The Trust may reject any order for Creation Units or stop all receipts of such orders at any time upon reasonable notice to the Distributor, in accordance with the provisions of the Prospectus and Statement of Additional Information.

6.2        The Trust agrees that it will take all action necessary to register an indefinite number of Shares under the 1933 Act. The Trust will make available to the Distributor such number of copies of its then currently effective Prospectus and Statement of Additional Information and product description as the Distributor may reasonably request. The Trust will furnish to the Distributor copies of semi-annual reports and annual audited reports of the Trust’s books and accounts made by independent public accountants regularly retained by the Trust and such other publicly available information that the Distributor may reasonably request for use in connection with the distribution of Creation Units. The Distributor shall not be liable for damages resulting from the sale of Shares in unauthorized jurisdictions where the Distributor had no information from the Trust that such sale or sales were unauthorized at the time of such sale or sales.

7.	Representations and Warranties

7.1        The Trust represents to the Distributor that all Registration Statements, Prospectuses and Statements of Additional Information filed by the Trust with the SEC under the 1933 Act and the 1940 Act with respect to the Funds have been prepared in conformity with the requirements of the 1933 Act, the 1940 Act and the rules and regulations of the SEC thereunder. The Trust represents and warrants to the Distributor that any registration statement, prospectus and statement of additional information, when such registration statement becomes effective, will include all statements required to be contained therein in conformity with the 1933 Act, the 1940 Act, any exemptive orders, and the rules and regulations of the SEC; that all statements of fact contained in any registration statement, prospectus or statement of additional information will be true and correct when such registration statement becomes effective; and that neither any registration statement nor any prospectus or statement of additional information when such registration statement becomes effective will include an untrue statement of material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading to a purchaser of the Shares of the Funds. The Distributor may, but shall not be obligated to, propose from time to time such amendment or amendments to any registration statement and such supplement or supplements to any prospectus of additional information as, in the light of future developments, may, in the opinion of the Distributor’s counsel, be necessary or advisable. The Trust shall not file any amendment to any registration statement or supplement to any prospectus or statement of additional information without giving the Distributor reasonable notice thereof in advance; provided, however, that nothing contained in this Agreement shall in any way limit the Trust’s right to file at any time such amendments to any registration statement and/or supplements to any prospectus or statement of additional information, of whatever character, as the Trust may deem advisable, such right being in all respects absolute and unconditional.

7.2        The Trust represents that a copy of the Trust Agreement, together with all amendments thereto, is on file with the office of the Secretary of the Commonwealth of Massachusetts.

8.	Indemnification

8.1        The Trust agrees to indemnify, defend and hold the Distributor, its several officers and directors, and any person who controls the Distributor within the meaning of Section 15 of the 1933 Act, free and harmless from and against any and all claims, demands, liabilities and expenses (including the cost of investigating or defending such claims, demands or liabilities and any counsel fees incurred in connection therewith) that the Distributor, its officers and directors, or any such controlling person, may incur under the 1933 Act, the 1940 Act or common law or otherwise, arising out of or based upon any untrue statement or alleged untrue statement of a material fact contained in any registration statement, any prospectus or any statement of additional information, or arising out of or based upon any omission or alleged omission to state a material fact required to be stated in any registration statement, any prospectus or any statement of additional information, or necessary to make the statements in any of them not misleading; provided, however, that the Trust’s agreement to indemnify the Distributor, its officers or directors, and any such controlling person shall not be deemed to cover any claims, demands, liabilities or expenses arising out of or based upon any statements or representations made by the Distributor or its representatives or agents other than such statements and representations as are contained in any registration statement, prospectus or statement of additional information and in such financial and other statements as are furnished to the Distributor pursuant to paragraph 6.2 hereof; and further provided that the Trust’s agreement to indemnify the Distributor and the Trust’s representations and warranties hereinbefore set forth in paragraph 7 shall not be deemed to cover any liability to the Trust or its shareholders to which the Distributor would otherwise be subject by reason of willful misfeasance, bad faith or gross negligence in the performance of its duties, or by reason of the Distributor’s reckless disregard of its obligations and duties under this Agreement. The Trust’s agreement to indemnify the Distributor, its officers and directors, and any such controlling person, as aforesaid, is expressly conditioned upon the Trust’s being notified of any action brought against the Distributor, its officers or directors, or any such controlling person, such notification to be given in writing and delivered by personal delivery; by Federal Express or other similar delivery service; by registered or certified United States first class mail, return receipt requested; or by facsimile, electronic mail or similar means of same day delivery (with a confirming copy by mail) addressed to the Trust at its principal office in New York, New York and sent to the Trust by the person against whom such action is brought, within ten days after the summons or other first legal process shall have been served. The failure so to notify the Trust of any such action shall not relieve the Trust from any liability that the Trust may have to the person against whom such action is brought by reason of any such untrue or alleged untrue statement or omission or alleged omission otherwise than on account of the Trust’s indemnity agreement contained in this paragraph 8.1. The Trust will be entitled to assume the defense of any suit brought to enforce any such claim, demand or liability, but, in such case, such defense shall be conducted by counsel of good standing chosen by the Trust and approved by the Distributor. In the event the Trust elects to assume the defense of any such suit and retain counsel of good standing approved by the Distributor, the defendant or defendants in such suit shall bear the fees and expenses of any additional counsel retained by any of them; but in case the Trust does not elect to assume the defense of any such suit, or in case the Distributor does not approve of counsel chosen by the Trust, the Trust will reimburse the Distributor, its officers and directors, or the controlling person or persons named as defendant or defendants in such suit, for the fees and expenses or any counsel retained by the Distributor or them. The Trust’s indemnification agreement contained in this paragraph 8.1 and the Trust’s representations and warranties in this Agreement shall remain operative and in full force and effect regardless of any investigation made by or on behalf of the Distributor, its officers and directors, or any controlling person, and shall survive the delivery of any of the Shares. This agreement of indemnity will inure exclusively to the Distributor’s benefit, to the benefit of its several officers and directors, and their respective estates, and to the benefit of the controlling persons and their successors. The Trust agrees to notify the Distributor promptly of the commencement of any litigation or proceedings against the Trust or any of its officers or Trustees in connection with the issuance and sale of any of the Shares and/or Creation Units.

8.2    The Distributor agrees to indemnify, defend and hold the Trust, its several officers and Trustees, its agents and any person who controls the Trust within the meaning of Section 15 of the 1933 Act, free and harmless from and against any and all claims, demands, liabilities and expenses (including the costs of investigating or defending such claims, demands or liabilities and any counsel fees incurred in connection therewith) that the Trust, its officers or Trustees or any such controlling person may incur under the 1933 Act, the 1940 Act or common law or otherwise, but only to the extent that such liability or expense incurred by the Trust, its officers or Trustees or such controlling person resulting from such claims or demands shall arise out of or be based upon (a) any unauthorized sales literature, advertisements, information, statements or representations or (b) any untrue or alleged untrue statement of a material fact contained in information furnished in writing by the Distributor to the Trust and used in the answers to any of the items of the registration statement or in the corresponding statements made in the prospectus or statement of additional information, or shall arise out of or be based upon any omission or alleged omission to state a material fact in connection with such information furnished in writing by the Distributor to the Trust and required to be stated in such answers or necessary to make such information not misleading. The Distributor’s agreement to indemnify the Trust, its officers and Trustees, and any such controlling person, as aforesaid, is expressly conditioned upon the Distributor being notified of any action brought against the Trust, its officers or Trustees, or any such controlling person, such notification to be given in writing and delivered by personal delivery; by Federal Express or other similar delivery service; by registered or certified United States first class mail, return receipt requested; or by facsimile, electronic mail or similar means of same day delivery (with a confirming copy by mail) addressed to the Distributor at its executive office in New York, New York and sent to the Distributor by the person against whom such action is brought, within ten days after the summons or other first legal process shall have been served. The Distributor shall have the right of first control of the defense of such action, with counsel of its own choosing, satisfactory to the Trust, if such action is based solely upon such alleged misstatement or omission on the Distributor’s part, and in any other event the Trust, its officers or Trustees or such controlling person shall each have the right to participate in the defense or preparation of the defense of any such action. The failure so to notify the Distributor of any such action shall not relieve the Distributor from any liability that the Distributor may have to the Trust, its officers or Trustees, or to such controlling person by reason of any such untrue or alleged untrue statement or omission or alleged omission otherwise than on account of the Distributor’s indemnity agreement contained in this paragraph 8.2. The Distributor agrees to notify the Trust promptly of the commencement of any litigation or proceedings against the Distributor or any of its officers or directors in connection with the issuance and sale of any of the Shares and/or Creation Units.

9.	Notice

The Trust agrees to advise the Distributor immediately in writing:

(a)	of any request by the SEC for amendments to the registration statement, prospectus or statement of additional information then in effect or for additional information;

(b)

in the event of the issuance by the SEC of any stop order suspending the effectiveness of the registration statement, prospectus or statement of additional information then in effect or the initiation of any proceeding for that purpose;

(c)

of the happening of any event that makes untrue any statement of a material fact made in the registration statement, prospectus or statement of additional information then in effect or that requires the making of a change in such registration statement, prospectus or statement of additional information in order to make the statements therein not misleading; and

(d)	of all actions of the SEC with respect to any amendment to any registration statement, prospectus or statement of additional information which may from time to time be filed with the SEC.

10.	Duration, Termination, and Amendment

10.1      This Agreement shall become effective on the date first set forth above and shall remain in effect for up to two years from such date and thereafter from year to year provided such continuance is specifically approved at least annually prior to each anniversary of such date by (a)

Board approval or by vote at a meeting of shareholders of a Fund of a “majority of the outstanding voting securities,” as defined under the 1940 Act and (b) by approval of the Trustees who are not “interested persons” (as defined in the 1940 Act) of the Trust.

10.2      This Agreement may be terminated (a) by the Distributor at any time without penalty by giving ninety (90) days’ written notice to the Trust, with respect to a Fund, which notice may be waived by the Trust, on behalf of the Fund; or (b) by the Trust, on behalf of a Fund, at any time without penalty upon ninety (90) days’ written notice to the Distributor (which notice may be waived by the Distributor); provided, however, that any such termination by the Trust, on behalf of the Fund, shall be directed or approved in the same manner as required for continuance of this Agreement by Section 10.1.

11.	Limitation of Liability

This Agreement has been executed on behalf of the Trust by the undersigned officer of the Trust in his capacity as an officer of the Trust. The obligations of this Agreement shall be binding upon the assets and property of the Trust and shall not be binding upon any Trustee, officer, or shareholder of the Trust individually.

12.	Choice of Law

This Agreement shall be construed in accordance with the laws of the State of New York applicable to agreement to be performed entirely therein and in accordance with applicable provisions of the 1940 Act.

13.	Several Agreement of Each Fund

This Agreement, including all covenants, representations, warranties, and undertakings of any kind shall be construed so as to give effect to the intention of the parties that this Agreement constitutes a separate agreement between each Fund and Distributor. The parties acknowledge and agree that the rights and obligations of each Fund hereunder, including as to any fees payable by the Fund to Distributor or liabilities or other obligations of Distributor to the Fund or of the Fund to Distributor, shall be several and independent of one another and neither joint nor joint and several with respect to any other Fund. Notwithstanding anything to the contrary contained in this Agreement, each party acknowledges and agrees that the sole source of payment of the obligations of any Fund hereunder shall be the assets of such Fund, and that Distributor shall have no right of recourse or offset against the revenues and assets of any other Fund.

14.	Counterparts

This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original.

15.	No Third Party Beneficiaries

Nothing in this Agreement, express or implied, is intended to or shall confer upon any person not a party hereto any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

THE ALGER ETF TRUST ON BEHALF OF EACH FUND LISTED ON EXHIBIT A

By:	/s/ Tina Payne
Secretary

Accepted and Agreed:

FRED ALGER & COMPANY, LLC

By:	/s/ Tina Payne
General Counsel

EXHIBIT A

Alger Mid Cap 40 ETF

Alger 35 ETF